Exhibit 3.15

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First:  The name of the limited liability company is Assurance Wireless of South Carolina, LLC

Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington Zip code 19808.  The name of its Registered agent at such address of its registered office in the Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 15th day of February, 2010.

By:	/s/ Scott W. Andreasen
Authorized Person (s)

Name:	Scott W. Andreasen